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                                                                  EXHIBIT 10.24



                    EMPLOYMENT AND NON-DISCLOSURE AGREEMENT


     THIS EMPLOYMENT AND NON-DISCLOSURE AGREEMENT ("Agreement") is made as of this 4th day of January, 1996, by and between UStel, Inc., ("Employer"), and Abe
M. Sher, an individual ("Employee"), with reference to the following facts:

                                R E C I T A L S

     WHEREAS Employee has been employed under an informal employment agreement with Employer since June, 1995;

     WHEREAS the parties hereto wish to formalize the employment relationship as more fully set forth herein;

     WHEREAS, as a result of Employee's employment with Employer, Employee has acquired knowledge of Employer's trade secrets, including confidential information concerning product and service marketing plans and strategy, pricing policies, customer needs and peculiarities and customer lists and detailed information regarding Employee's technology incorporated in Employer's products and services (the "Trade Secrets");

     WHEREAS, Employer desires that Employee be employed as set forth herein, such employment to become effective on the date first set forth above; and

     WHEREAS, Employee is willing to be employed by Employer as described under the terms and conditions herein stated.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, it is hereby agreed by and between the parties hereto as follows:

     1.   Employment, Services, and Duties

          1.1 Employer hereby employs Employee and Employee hereby agrees to perform the services of General Counsel with the duties consistent therewith. Employee agrees to devote 75% of his working time to rendering the services for which Employee has been hired. Employee may provide services in relation to his outside personal business, including, but not limited to Micro Bell. Employee shall render his services to Employer by and subject to the instructions and directions of Employer's Chief Executive Officer to whom Employee shall directly report.

          1.2 Employee shall be entitled to perform his services at Employer's Los Angeles office and Employer shall provide an



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appropriate office, secretarial staff and equipment in Los Angeles to enable
Employee to adequately perform his duties therein during the term of this Agreement.

     2.   Term and Termination

          2.1 Unless sooner terminated pursuant to Paragraph 2.2 hereof, Employee's employment shall commence on the date first set forth above and shall continue for a period of three (3) years unless extended by the mutual agreement of Employer and Employee (the "Term").

          2.2 Employee's employment shall terminate prior to the expiration of the Term upon the happening of any of the following events:

               (a)  Upon the death of Employee;

               (b)  For cause by the Employer, that is to say only:

                    (i) if Employee is convicted of (or pleads nolo contenders to) or at any time prior to employment by Employer has been convicted of (or pled nolo contenders to) a crime of dishonesty or breach of trust or crime leading to incarceration of more than ninety (90) days (including, without limitation, embezzlement or theft from Employer) or the payment of a penalty or fine of $10,000, or more;

                    (ii) upon a determination by Employer that Employee has engaged in willful misconduct in the performance of his duties under this Agreement or has refused to perform the services which he has been hired to perform, or has committed an act of fraud, theft or dishonesty against Employer;

                    (iii) if Employee has materially breached any of the terms of this Agreement or any other material legal obligation to Employer including, without limitation, a breach of trust or fiduciary duty involving Employer or a material violation of policies or procedures of Employer and has not cured any such breach within thirty (30) days after having been given written notice thereof by Employer; or

                    (iv) Any determination of "cause" as used in this Section 2.2(c) shall be made only in good faith by an affirmative majority vote of the Board of Directors of the Employer;

               (d)  By mutual agreement between Employer and Employee; or



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               (e)  Without cause, by Employer or at Employee's option upon a change in control of Employer (e.g. there is a change in the beneficial ownership of the controlling equity of Employer sufficient to elect a majority of the Board of Directors.)

          2.3 Except for the remaining obligations set forth in Sections 7, 8, 9 and 10 herein, in the event that Employee's employment is terminated pursuant to Sections 2.2(a), (b), (c), or (d) herein, neither Employer nor Employee shall have any remaining duties or obligations hereunder, except that Employer shall pay to Employee, or his representatives, on the date of termination of employment ("Termination Date"),

                    (i) such compensation as is due pursuant to Section 3.1(a) herein, prorated through the Termination Date; and

                    (ii) expense reimbursements and car allowances due and owing to Employee as of the Termination Date.

          2.4 Except for the remaining obligations set forth in Sections 7, 8, 9 and 10 herein, in the event that Employee's employment is terminated pursuant to Section 2.2(e) (without cause or pursuant to Employee's option upon a change in control), neither Employer nor Employee shall have any remaining duties or obligations hereunder, except that Employer shall pay to Employee, or his representatives, on the Termination Date,

                    (i) in one lump sum, all such compensation as is due pursuant Section 3.1(a)(1),(2) and (3) through the Term;

                    (ii) whatever non-discretionary bonus or incentive compensation is provided by any plan for the year of termination, prorated through the Termination Date; and

                    (iii) expense reimbursements, if any, due and owning to Employee as of the Termination Date.

          2.5  There is no Section 2.5.

          2.6  There is no Section 2.6.

          2.7  This Agreement shall not be terminated by any:

               (a) Merger, whether the Employer is or is not the surviving corporation; or

               (b) Transfer of all or substantially all of the assets or capital stock of the Employer.

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          2.8  In the event of any merger, transfer of assets or capital stock, dissolution, liquidation, or consolidation, the surviving corporation or transferee, as the case may be, shall be bound by and shall have the benefits of this Agreement, and the Employer shall take all action to ensure that such corporation or transferee is bound by the provisions of this Agreement, provided however, that upon a change of control Employee may terminate his employment pursuant to Section 2.2(e) above.

     3.   Compensation

          3.1 As the total consideration for the services which Employee agrees to render hereunder, Employee is entitled to the following:

               (a)  A salary ("Salary") of

                    (1) Sixty Thousand Dollars ($60,000) in year one of the Agreement, payable in equal installments monthly on those days when Employer normally pays its employees, said Salary to be subject to annual review;

                    (2) Ninety-six Thousand Dollars ($96,000) in year two of the Agreement commencing August 15, 1996 through August 15, 1997, payable in equal installments monthly on those days when Employer normally pays its employees, said Salary to be subject to annual review; and

                    (3) One Hundred Thirty-two Thousand Dollars ($132,000) from August 15, 1997 through October 31, 1998, payable in equal installments monthly on those days when Employer normally pays its employees, said Salary to be subject to annual review.

               (b) Employee shall be entitled to standard vacations based on number of years of employment with Employer. Employee's vacation shall be under Employer's usual policies applicable to all employees and Employee shall further be entitled paid vacation for the Jewish Holidays;

               (c) Employer agrees to provide Employee with insurance coverages and other benefits available to all employees of Employer under its group plans; and

               (d) Such other benefits as the Board of Directors of Employer, in its sole discretion, may from time to time provide.

               (e) This Agreement will automatically renew for successive one year periods unless terminated in writing 90 days prior to any expiration date of this Agreement.



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          3.2  Employer shall have the right to deduct from the compensation due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation of Employee.

     4    Options and Stock Grant

          4.1 Employee shall be entitled to participate in either Employer's 1993 Stock Option Plan or a separate plan consistent herewith (in which case this Section 4 shall constitute such separate plan), pursuant to which Employee shall receive the following incentive stock options in year one of the
Agreement:

               (a) As a finder's fee for introducing Employer to Cruttenden Roth, Inc., M.J. Segal & Company and Coast Business Credit, 50,000 shares of Employer's common stock, at an exercise price of Five Dollars ($5.00) per share, vested on October 1, 1995;

               (b) As a finder's fee for introducing Employer to Cruttenden Roth, Inc., M.J. Segal & Company and Coast Business Credit, 50,000 shares of Employer's common stock at an exercise price of Five Dollars ($5.00) per share, to vest as of August 15, 1996;

               (c) 100,000 shares of Employer's common stock at an exercise price of Five Dollars ($5.00) per share, to vest as of the date of the closing of the Coast Business Credit funding or any other financing introduced by Employee (collectively, "Financing Sources");

               (d) In addition, Employer hereby grants to Employee as a finders fee for introducing Employer to the Financing Sources, Thirty Two Thousand (32,000) shares of common stock for a consideration of $.01 per share. Provided however, if Employee quits his employment prior to the expiration of the restrictions on the stock set forth in paragraph (f) below, he shall resell such shares to Employer for $.01 per share.

               (e) Employee shall grant an irrevocable proxy for three (3) years in favor of Noam Schwartz on any shares derived from the exercise of the options granted pursuant to this Section 4.1 of this Agreement;

               (f) Employee shall not sell, transfer or hypothecate any shares derived from the exercise of the options and stock grants granted pursuant to this Section 4.1 unless and until Employer files a registration statement under the



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appropriate SEC form (S-1 or S-3) in which case shares shall be included in such registration, such Form shall be filed on the sooner of when management options are registered with the SEC or two (2) years from the date hereof;

               (g) All shares derived from the exercise of options and stock grants granted pursuant to this Section 4.1 will be restricted and subject to Rule 144. The options granted hereunder shall be non-transferable except by will or descent to the estate of Employee.

               (h) The aggregate number of shares subject to the options and stock grants granted pursuant to this Section 4.1 shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of Stock of Employer resulting from a subdivision or consolidation of shares or any other capital adjustment or the payment of a stock dividend or any other increase or decrease in the number of such shares effected without the Employer's receipt of consideration therefor in money, services or property, in the case of options for so long as the options remain outstanding, and in the case of the stock grants, for so long as the grant is subject to forfeiture as set forth in paragraph 4(d). Employee may utilize "net exercise" benefits, i.e. paying for the exercise of his options by cancelling an aggregate number of options having a "spread value" equal to the aggregate exercise price of the shares as to which Employee chooses to exercise his options. "Spread value" shall mean the difference between the option exercise price and the NASDAQ closing price of the Company's shares on the date before the exercise. Employee, at his choice, may pay the exercise price of the shares subject to the herein options, via a two year promissory note, bearing interest at the prime rate, with interest to accrue and be payable at maturity. All of the options granted to Employee shall be for a period of five years.

               (i) Shares derived from the exercise of the options and stock grants granted pursuant to this Section 4.1 will have piggyback registration rights.

               (j) All options granted hereunder and all restrictions thereon and on the stock granted hereunder as set forth in Section 4.1(d)(e) and (f) above shall vest and all restrictions as set forth in Section 4.1(d)(e) and (f) above shall terminate upon a change of control or upon the occurrence of any event described in Section 2.8 above or the event Employee is terminated without cause pursuant to Section 2(e) above.

          4.2 Notwithstanding Sections 3.1(b)(1), Employee shall be entitled to participate in Employee incentive stock options, such options to be determined by the Board of Directors in their discretion.



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     5.  Expenses

          5.1 Employer shall reimburse Employee for all travel, lodging, entertainment and other miscellaneous out-of-pocket expenses reasonably incurred by him in connection with the performance of the services to be rendered hereunder. Such reimbursement shall be promptly made upon presentation to Employer, provided that:

               (a) Each such expenditure is of a nature qualifying it as a proper deduction of the Federal and State Income Tax Return of Employer; and

               (b) Employee furnishes to Employer adequate records and other documentary evidence required by Federal and State statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

          5.2 Employee shall be entitled to expense reimbursement in the amount of Three Hundred Fifty Dollars ($350) per month for car expenses plus car insurance and reasonable cellular phone expenses. Such reimbursement shall be promptly made upon presentation to Employer.

     6.  Additional Finder's Fee

               (a) For services rendered in connection with obtaining the Financing Sources, Employee shall receive a finder's fee in the amount of two percent (2%) of the aggregate amount raised by the Financing Sources in notes or equity or both. Such finder's fee to be paid in cash at the closing of each financing.

               (b) Notwithstanding Section 5.1, Employee may at Employer's sole discretion receive a bonus at the end of each year during the term of this Agreement.

     7.  Non-competition

               (a) With the exception of Micro Bell's products or services, during the term of this Agreement, Employee shall not, directly or indirectly, engage or participate in, prepare or set up, assist or have any interest in any person, partnership, corporation, firm, association, or other business organization, entity or enterprise (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise) that engages in any activity, which is the same as, similar to, or competitive with any activity now engaged in by Employer or in any way relating to the business currently conducted by Employer in those geographic areas where Employer conducts its business.


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              (b)   Nothing contained in this Agreement shall be
deemed to preclude Employee from purchasing or owning, directly or beneficially, as a passive investment, one percent (1%) or less of any class of a publicly traded security of any entity, if he does not actively participate in or control, directly or indirectly, any investment or other decisions with respect to such entity.

         8.    Confidentiality

               Employee shall keep all Trade Secrets confidential; use Trade Secrets only in the course of his duties hereunder; maintain in trust, as Employer's property, all documents concerning Employer's business, including his own work papers of any kind including telephone directories and notes, and any and all copies thereof in his possession or under his control; and transfer to Employer all documents that belong to Employer and any and all copies that are in his possession or under his control when his Employment terminates, or at any other time upon request by Employer.

        9.    Injunctive Relief

              Employee hereby acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of Sections 4 and 5 herein and, accordingly, that Employer shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such Sections without the necessity of proving actual damages therewith. This provision with respect to injunctive relief shall not, however, diminish Employer's right to claim and recover damages or enforce any other of its legal and/or equitable rights or defenses.

        10.    Severable Provisions

               The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

        11.   Binding Agreement

              This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns.


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     12.  Captions

          The Section captions are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

     13.  Entire Agreement

          This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior agreements, written or oral, between Employee and Employer and its affiliates. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and unless such writing is made by an executive officer of Employer. The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.

     14.  Governing Law

          This Agreement shall be governed and construed in accordance with the laws of the State of California.

     15.  Notices.

          All notices and other communications under this Agreement shall be in writing (including, without limitation, telegraphic, telex, telecopy or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

               If to the Employer, to:

               Noam Schwartz, President
               UStel, Inc.
               2775 South Rainbow Blvd.
               Las Vegas, Nevada 89102
               Telephone:     (702) 247-7400
               Facsimile:     (702) 247-7447



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               If to the Employee, to:

               Abe Sher
               337 South Wetherly Drive
               Beverly Hills, California 90211
               Telephone: (310) 275-6762

All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, cabled or delivered, be effective three days after deposit in the mails, delivered to the telegraph company, confirmed by telex answerback, telecopied with confirmation of receipt, delivered to the cable company, delivered by hand to the addressee or one day after delivery to the courier service.

        16.   Attorney's Fees.

              In the event that any party shall bring an action or proceeding in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expense of litigation or arbitration, including reasonable attorney's fees, court costs, costs of investigation and other costs reasonably related to such proceeding.

        IN WITNESS WHEREOF, this Employment Agreement is executed as of the day and year first above written.

                                         "EMPLOYER"

                                         USTEL, INC.



                                         By: _________________________
                                         Name:     Noam Schwartz
                                         Title:    President


                                         "EMPLOYEE"


                                         _____________________________
                                         Abe Sher


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